EXHIBIT 23.1a
Consent of Independent Registered Public Accounting Firm
Capitol Bancorp Limited
Lansing, Michigan
We hereby consent to the use in the proxy statement/prospectus constituting a part of Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated March 4, 2005 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capitol Bancorp Limited, which appears on pages F-27 through F-29 in the Company’s 2004 Annual Report to shareholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.
/s/ BDO SEIDMAN, LLP
Grand Rapids, Michigan
November 23, 2005